EXHIBIT 99.1

FOR IMMEDIATE RELEASE

1401 Highway 62/65 North P. O. Box 550 Harrison, AR 72602	FOR FURTHER INFORMATION CONTACT: Larry J. Brandt/CEO Tommy Richardson/COO Sherri Billings/CFO 870.741.7641

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

ANNOUNCES RESULTS OF OPERATIONS

Harrison, Arkansas — May 12, 2010 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the “Corporation”), a unitary savings and loan holding company for First Federal Bank (the “Bank”) announced today that the Corporation recorded net income from core operations of $905,000 for the quarter ended March 31, 2010 compared to a net loss of $1.5 million during the first quarter of 2009. After taking into account dividends and discount accretion on the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”), the net income available to common shareholders was $683,000 for the three months ended March 31, 2010 compared to a net loss of $1.6 million for the three months ended March 31, 2009. The increase in net income for the three months ended March 31, 2010 was primarily due to an improvement in the Bank’s net interest margin and a decrease in the provision for loan losses, partially offset by an increase in noninterest expenses. The Corporation’s net income available to common shareholders was $0.14 per common share for the first quarter of 2010 compared to a net loss of $0.32 per common share for the first quarter of 2009. Book value or stockholders’ equity per common share at March 31, 2010, was $5.73.

Larry J. Brandt, CEO for the Corporation said, “We are pleased to report net income of $905,000 for our first quarter of 2010. We continue to aggressively deal with our nonperforming assets with $4.6 million of real estate owned properties sold during the first quarter and another $4.5 million under contract to be sold in the second quarter. In addition, we continue to focus on reducing our operating expenses to help sustain our profitability for the year. Raising our capital levels by year end continues to be a strategic priority for the Bank and we are currently looking at measures to achieve that goal. We continue to see improvements in the economy in Northwest Arkansas and Forbes magazine recently recognized Fayetteville as the 15th best metropolitan area in the United States for business and careers. In addition, Forbes has just named Harrison the top public school district in the country for markets of median home prices of under $100,000. We remain confident our strong leadership team and dedicated team members will lead our Corporation forward in this challenging banking environment.”

Total assets at March 31, 2010 amounted to $696.9 million, total liabilities were $652.9 million and stockholders’ equity totaled $44.0 million or 6.31% of total assets. This compares with total assets of $731.1 million, total liabilities of $687.8 million and stockholders’ equity of $43.3 million or 5.92% of total assets at December 31, 2009. At March 31, 2010 compared to December 31, 2009, investment securities decreased by $16.3 million or 12.0% due to issuers’ calls of securities. REO decreased by $1.5 million or 4.4% to $33.6 million or 4.8% of total assets. Net loans receivable decreased $21.4 million or 4.5%, primarily due to repayments, transfers to REO and a decrease in loan originations. The decrease in REO is related to the fact that the Bank had net sales proceeds of $4.6 million during the first three months of 2010. The decrease in net loans receivable is related to the oversupply of lots and homes in the Northwest Arkansas market and the general slowdown in the housing market and the economy in general. The $34.8 million or 5.1% decrease in total liabilities was primarily due to a decrease of $24.0 million or 40.3% in other borrowings and a decrease of $11.5 million or 1.8% in deposits. Funds generated from investment calls and loan repayments were primarily utilized to pay down borrowings. Stockholders’ equity increased by $699,000 during the three month period ended March 31, 2010, primarily due to net income from core operations of $905,000.

Nonperforming assets amounted to $80.2 million or 11.5% of total assets at March 31, 2010, compared to $78.0 million or 10.7% of total assets at December 31, 2009. The increase in nonperforming assets was primarily the result of one nonaccrual loan, net of specific valuation allowances, totaling $2.3 million. At March 31, 2010, nonperforming assets consisted primarily of $46.6 million of nonaccrual loans, net of specific valuation allowances, and $33.6 million in real estate owned. The level of nonaccrual loans and REO is due primarily to land development loans, land loans, single-family loans and commercial real estate loans, reflecting the general slowdown in housing and the oversupply of lots and speculative homes in the Bank’s Northwest Arkansas market. The general allowance for loan losses amounted to $24.0 million at March 31, 2010 or 4.9% of total loans, net of specific valuation allowances, compared to $25.4 million or 5.0% of total loans, net of specific valuation allowances, at December 31, 2009.

Net interest income, the primary component of net income, increased from $4.7 million for the three months ended March 31, 2009 to $5.6 million for the three months ended March 31, 2010. Net interest margin for the three months ended March 31, 2010 was 3.42% compared to 2.65% for the same period in 2009. The increase in net interest income for the three month comparison period was primarily due to a decrease in rates paid on deposits and borrowings and an increase in the average yield earned on loans receivable, offset by a decrease in the average balance of loans receivable.

The provision for loan losses decreased $3.5 million to $53,000 for the three month period ended March 31, 2010 compared to $3.5 million for the three month period ended March 31, 2009. The decrease in the provision for loan losses was primarily due to a decrease in net loans receivable.

Noninterest expenses increased $753,000 or 12.9% to $6.6 million for the three months ended March 31, 2010 compared to $5.8 million for the same period in 2009. The increase in the three month comparative period in 2010 was mainly due to increases in REO expense, FDIC insurance expense and audit and legal expenses offset by decreases in salaries and employee benefits. FDIC insurance expense increased due to an increase in the premium rate in 2010.

The income tax benefit decreased primarily due to the increase in taxable income as well as the fact that there is a valuation allowance on the deferred tax asset as of March 31, 2010 and there was no such valuation allowance as of March 31, 2009.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 20 full-service branch locations, one stand-alone loan production office, and 31 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

Forward-looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in laws and regulations applicable to the Corporation and the Bank, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, and such other risks and uncertainties as set forth in the Corporation’s filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Tables Attached

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands of dollars)

(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$29,387	$22,149
Investment securities held to maturity	119,262	135,531
Federal Home Loan Bank stock	2,422	3,125
Loans receivable, net of allowances	460,104	481,542
Loans held for sale	395	1,012
Accrued interest receivable	3,672	4,229
Real estate owned, net	33,623	35,155
Office properties and equipment, net	23,236	23,567
Cash surrender value of life insurance	21,424	21,226
Prepaid expenses and other assets	3,404	3,534
TOTAL ASSETS	$696,929	$731,070

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	$613,104	$624,624
Other borrowings	35,526	59,546
Advance payments by borrowers for taxes and insurance	905	695
Other liabilities	3,395	2,905
Total liabilities	652,930	687,770

TOTAL STOCKHOLDERS’ EQUITY	43,999	43,300
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$696,929	$731,070

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND RELATED SELECTED OPERATING DATA

(In thousands of dollars, except earnings per share)

(Unaudited)

	Three Months Ended March 31,
	2010	2009

Interest income	$8,431	$9,122
Interest expense	2,791	4,426
Net interest income	5,640	4,696
Provision for loan losses	53	3,521
Net interest income after provision for loan losses	5,587	1,175
Noninterest income	1,821	1,907
Noninterest expenses	6,602	5,849
Income (loss) before income taxes	806	(2,767)
Income tax benefit	(99)	(1,264)
Net income (loss)	905	(1,503)
Preferred stock dividends and discount accretion	222	62
Net income (loss) available to common shareholders	$683	$(1,565)

Earnings (Loss) Per Common Share:
Basic	$0.14	$(0.32)

Diluted	$0.14	$(0.32)

Cash Dividends Declared	$—	$0.01

Selected Operating Data (Quarter Annualized):
Interest rate spread	3.47%	2.65%
Net interest margin	3.42%	2.65%
Return on average assets	0.50%	(0.76)%
Noninterest income to average assets	1.00%	0.96%
Noninterest expenses to average assets	3.62%	2.95%
Return on average equity	8.25%	(7.70)%